NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS THIRD-QUARTER AND NINE-MONTH 2025 RESULTS
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AUSTIN, TX, November 12, 2025 - Stratus Properties Inc. (NASDAQ: STRS), a residential and retail focused real estate company with operations in the Austin, Texas area and other select markets in Texas, today reported third-quarter and nine-month 2025 results.
Highlights and Recent Developments:
•Net loss attributable to common stockholders totaled $(5.0) million, or $(0.62) per diluted share, in third-quarter 2025, compared to net loss attributable to common stockholders of $(0.4) million, or $(0.05) per diluted share, in third-quarter 2024. During the first nine months of 2025, net loss attributable to common stockholders totaled $(7.6) million, or $(0.94) per diluted share, compared to net income attributable to common stockholders of $2.5 million, or $0.30 per diluted share, during the first nine months of 2024.
•Revenues for third-quarter 2025 were $5.0 million compared to revenues of $8.9 million for third-quarter 2024, with the decrease primarily due to no sales in third-quarter 2025, compared to the sale of one Amarra Villas home in third-quarter 2024. Revenues totaled $21.6 million for the first nine months of 2025 compared to revenues of $43.9 million for the first nine months of 2024. The decrease was primarily the result of the sales of two Amarra Villas homes for an aggregate of $6.8 million in the first nine months of 2025, compared with the sales of approximately 47 acres of undeveloped land at Magnolia Place for $14.5 million and four Amarra Villas homes for an aggregate of $15.2 million in the first nine months of 2024. Leasing Operations revenues were consistent for the periods.
~~•~~Stratus had $55.0 million of cash and cash equivalents at September 30, 2025 and no amounts drawn on its revolving credit facility. As of September 30, 2025, Stratus had $17.5 million available under its revolving credit facility.
•In October 2025, Stratus entered into an agreement, as amended, to sell Lantana Place – Retail for approximately $57.4 million. Subject to satisfaction of closing conditions, the sale is expected to close in fourth-quarter 2025. Using the proceeds from the sale, Stratus expects to repay the project loan with an approximate $29.8 million principal balance at September 30, 2025.
•Through November 7, 2025, Stratus has acquired 180,899 shares of its common stock for a total cost of $3.9 million at an average price of $21.59 per share, and $21.1 million remains available for repurchases under Stratus’ $25.0 million share repurchase program.
•Net loss totaled $(14.1) million in the first nine months of 2025, compared to net loss of $(0.5) million in the first nine months of 2024. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $(8.0) million in the first nine months of 2025, compared to $3.9 million in the first nine months of 2024. For a reconciliation of net loss to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” below.

William H. Armstrong III, Chairman of the Board of Directors (Board) and Chief Executive Officer of Stratus, stated, “During the first nine months of 2025, we continued to make meaningful progress across our portfolio and unlock stockholder value. Our stabilized assets have continued to perform well, and we advanced key development projects. We are pleased to have entered into an agreement to sell Lantana Place – Retail for approximately $57.4 million, a favorable outcome that will allow us to repay the associated project loan and further strengthen our balance sheet. In connection with the anticipated closing of the sale along with the recent cash proceeds from the formation of the Holden Hills Phase 2 partnership and other asset sales, our Board is exploring opportunities for the use of cash, which will be based on evolving market conditions and may include a combination of further share repurchases, deleveraging, reinvesting in our project pipeline and/or other cash returns to stockholders.

Lease-up of The Saint George is progressing after we completed construction earlier this year. At Holden Hills Phase 1, we have substantially completed the initial road and utility infrastructure and are proceeding with Travis County regulatory approvals for the roadway, which will help position us to begin homebuilding and selling home sites in 2026. With a strong cash position and no outstanding balance on our revolving credit facility, we remain focused on maximizing value for our stockholders.”

Summary Financial Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$45	$3,971	$6,868	$29,723
Leasing Operations	4,924	4,920	14,749	14,165
Total consolidated revenue	$4,969	$8,891	$21,617	$43,888

Operating (loss) income
Real estate operations [a]	$(4,544)	$(1,421)	$(9,582)	$4,541
Leasing operations [b]	317	3,265	8,609	6,375
General and administrative expenses [c]	(3,866)	(3,363)	(11,474)	(11,670)
Total consolidated operating loss	$(8,093)	$(1,519)	$(12,447)	$(754)

Net loss	$(8,007)	$(1,414)	$(14,059)	$(495)
Net loss attributable to noncontrolling interests in subsidiaries [d]	$3,029	$1,050	$6,466	$2,958
Net (loss) income attributable to common stockholders	$(4,978)	$(364)	$(7,593)	$2,463

Basic net (loss) income per share attributable to common stockholders	$(0.62)	$(0.05)	$(0.94)	$0.31

Diluted net (loss) income per share attributable to common stockholders	$(0.62)	$(0.05)	$(0.94)	$0.30

EBITDA	$(5,507)	$9	$(8,025)	$3,877

Capital expenditures and purchases and development of real estate properties	$7,060	$13,428	$28,618	$45,887
Municipal utility district (MUD) reimbursements applied to real estate under development [e]	$—	$—	$409	$—

Weighted-average shares of common stock outstanding:
Basic	8,033	8,080	8,051	8,059
Diluted	8,033	8,080	8,051	8,186
a.Includes sales commissions and other revenues together with related expenses. The three and nine-month periods ended September 30, 2025 include a charge of approximately $2.8 million representing previously capitalized architectural, engineering and consulting fees incurred in connection with planning and evaluating a potential project that was terminated in third-quarter 2025. The nine-month period ended September 30, 2025 includes a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by us for a share of historical costs incurred to develop the land. The three and nine-month periods ended September 30, 2024 include a charge of $721 thousand to write off previously capitalized costs related to a change in development plans for one property.
b.The nine-month period ended September 30, 2025 includes an approximately $5.0 million pre-tax gain on the sale of the West Killeen Market retail project and a portion of a previously deferred gain of $0.2 million related to The Oaks at Lakeway. The three and nine-month periods ended September 30, 2024 include a pre-tax gain on the sale of Magnolia Place – Retail for $1.6 million.
c.Includes employee compensation and other costs.
d.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate.
e.In the nine-month period ended September 30, 2025, Stratus received $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.

Results of Operations
Stratus’ revenues totaled $5.0 million in third-quarter 2025 compared with $8.9 million in third-quarter 2024. The $3.9 million decrease in revenue from the Real Estate Operations segment in third-quarter 2025, compared to third-quarter 2024, reflects no sales in the third-quarter 2025 compared to the sale of one Amarra Villas home for $4.0 million in third-quarter 2024.

Revenue from the Leasing Operations segment in third-quarter 2025 remained consistent with third-quarter 2024.

Debt and Liquidity
At September 30, 2025, consolidated debt totaled $203.9 million and consolidated cash and cash equivalents totaled $55.0 million, compared with consolidated debt of $194.9 million and consolidated cash and cash equivalents of $20.2 million at December 31, 2024. During the first nine months of 2025, our cash and cash equivalents increased substantially, primarily due to the receipt of a $47.8 million distribution from the formation of the Holden Hills Phase 2 partnership in second-quarter 2025.

As of September 30, 2025, the maximum amount that could be borrowed under Stratus’ Comerica Bank revolving credit facility was $29.1 million, resulting in availability of $17.5 million, net of $11.6 million outstanding letters of credit, and no amount was borrowed.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $28.6 million for the first nine months of 2025, primarily related to the development of Holden Hills Phase 1 and The Saint George, compared with $45.9 million for the first nine months of 2024, primarily related to the development of Amarra Villas, Holden Hills Phase 1, The Saint George and to a lesser extent for tenant improvements at Lantana Place – Retail.

Share Repurchase Program
Through November 7, 2025, Stratus has acquired 180,899 shares of its common stock for a total cost of $3.9 million at an average price of $21.59 per share, and $21.1 million remains available for repurchases under Stratus’ $25.0 million share repurchase program. The repurchase program authorizes Stratus, in management’s and the Capital Committee of the Board’s discretion, to repurchase shares from time to time, subject to market conditions and other factors.

Strategy
Stratus’ Board is carefully exploring opportunities for the use of cash from the Holden Hills Phase 2 partnership and recent and pending asset sales, which will be based on evolving market conditions and may include a combination of further share repurchases, deleveraging, reinvesting in Stratus’ project pipeline and/or other cash returns to stockholders.

About Stratus
Stratus Properties Inc. is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. In addition to its developed properties, Stratus has a development portfolio that consists of approximately 1,500 acres of commercial and residential projects under development or undeveloped land held for future use. Stratus’ commercial real estate portfolio consists of stabilized retail properties or future retail and mixed-use development projects with no commercial office space. Stratus generates revenues and cash flows from the sale of its developed and undeveloped properties, the lease of its retail, mixed-use and multi-family properties and development and asset management fees received from its properties.
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CAUTIONARY STATEMENT
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to inflation, interest rates, tariffs and trade policies, supply chain constraints, Stratus’ ability to pay or refinance its debt obligations as they become due, availability of bank credit, Stratus’ ability to meet its future debt service and other cash obligations, projected future operating loans or capital contributions to Stratus’ joint ventures, statements regarding the exploration of opportunities for the use of cash proceeds from the Holden Hills Phase 2 partnership formation and recent and pending asset sales, and whether and when the sale of Lantana Place – Retail will be completed, potential costs for which The Saint George Apartments, L.P. may be responsible for the remediation and repair of damage caused by the water leak at The Saint George, future cash flows and liquidity, the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, including projected costs and estimated times to complete construction, plans to sell, recapitalize or refinance properties and estimated timing for closing properties under contract, future operational and financial performance, MUD reimbursements for infrastructure costs, regulatory matters, including the expected impact of Texas Senate Bill 2038 (the ETJ Law) and related ongoing litigation, leasing activities, tax rates, future capital expenditures and financing plans, possible joint ventures, partnerships or other strategic relationships, other plans and objectives of management for future operations and development projects, and potential future cash returns to stockholders, including the timing and amount of repurchases under Stratus’ share repurchase program. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” “target,” “intend,” “likely,” “will,” “should,” “to be” and any similar expressions or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent, which Stratus obtained in connection with its current $25.0 million share repurchase program. Any future declaration of dividends or decision to repurchase Stratus’ common stock outside of the approved share repurchase program is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board. Stratus’ future debt agreements, future refinancings of or amendments to existing debt agreements or other future agreements may restrict Stratus’ ability to declare dividends or repurchase shares.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, increases in operating and construction costs, including real estate taxes, maintenance and insurance costs, and the cost of building materials and labor, elevated inflation and interest rates, the effect of changes in tariffs and trade policies, including threatened tariffs, supply chain constraints, Stratus’ ability to pay or refinance its debt, extend maturity dates of its loans or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, availability of bank credit, defaults by contractors and subcontractors, the results of the Board’s exploration of opportunities for the use of cash proceeds from the Holden Hills Phase 2 partnership formation and recent and pending asset sales, the occurrence of any event, change or other circumstance that could delay the closing of the sale of Lantana Place – Retail or result in the termination of the agreement to sell Lantana Place – Retail, the outcome of Stratus’ analysis and discussions with the insurance company and general contractor regarding responsibility for payment of costs to remediate and repair the damage caused by the water leak at The Saint George, declines in the market value of Stratus’ assets, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, a decrease in the demand for real estate in select markets in Texas where Stratus operates, particularly in Austin, changes in economic, market, tax, business and geopolitical conditions, potential U.S. or local economic downturn or recession, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to collect anticipated rental payments and close projected asset sales, loss of key personnel, Stratus’ ability to enter into and maintain joint ventures, partnerships or other strategic relationships, including risks associated with such joint ventures, any major public health crisis, eligibility for and potential receipt and timing of receipt of MUD reimbursements, industry risks, changes in buyer preferences, potential additional impairment charges, competition from other real estate developers, Stratus’ ability to obtain various entitlements and permits, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, environmental and litigation risks, including the timing and resolution of the ongoing litigation challenging the ETJ Law and Stratus’ ability to implement revised development plans in light of the ETJ Law, the failure to attract buyers or tenants for Stratus’ developments or such buyers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, each filed with the U.S. Securities and Exchange Commission (SEC).

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience or other changes.

This press release also includes EBITDA, which is not recognized under accounting principles generally accepted in the U.S. (GAAP). Stratus’ management believes this measure can be helpful to investors in evaluating its business because EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus' recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than GAAP measures. Other companies may calculate EBITDA differently. As required by SEC rules, a reconciliation of Stratus' net loss to EBITDA is included in the supplemental schedule of this press release.

A copy of this release is available on Stratus’ website, stratusproperties.com.

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues:
Real estate operations	$45	$3,971	$6,868	$29,723
Leasing operations	4,924	4,920	14,749	14,165
Total revenues	4,969	8,891	21,617	43,888
Cost of sales:
Real estate operations	4,541	5,344	16,306	25,046
Leasing operations	2,583	1,964	6,642	5,384
Depreciation and amortization	2,072	1,365	4,842	4,168
Total cost of sales	9,196	8,673	27,790	34,598
Gain on sale of assets	—	(1,626)	(5,200)	(1,626)
General and administrative expenses	3,866	3,363	11,474	11,670
Total	13,062	10,410	34,064	44,642
Operating loss	(8,093)	(1,519)	(12,447)	(754)
Interest expense, net	(749)	—	(1,026)	—
Loss on interest rate cap agreements	(1)	—	(23)	—
Loss on extinguishment of debt	(33)	—	(216)	(59)
Other income (loss), net	548	163	(181)	522
Loss before income taxes	(8,328)	(1,356)	(13,893)	(291)
Benefit from (provision for) income taxes	321	(58)	(166)	(204)
Net loss and total comprehensive loss	(8,007)	(1,414)	(14,059)	(495)
Total comprehensive loss attributable to noncontrolling interests [a]	3,029	1,050	6,466	2,958
Net (loss) income and total comprehensive (loss) income attributable to common stockholders	$(4,978)	$(364)	$(7,593)	$2,463

Basic net (loss) income per share attributable to common stockholders	$(0.62)	$(0.05)	$(0.94)	$0.31

Diluted net (loss) income per share attributable to common stockholders	$(0.62)	$(0.05)	$(0.94)	$0.30

Weighted-average shares of common stock outstanding:
Basic	8,033	8,080	8,051	8,059
Diluted	8,033	8,080	8,051	8,186
a.Represents noncontrolling interest partners’ share in the results of the consolidated projects in which they participate.

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$55,040	$20,178
Restricted cash	483	976
Real estate held for sale	11,584	11,211
Real estate under development	182,775	274,105
Land available for development	76,281	65,009
Real estate held for investment, net	226,776	136,252
Lease right-of-use assets	9,537	10,088
Deferred tax assets	153	153
Other assets	9,933	14,634
Total assets	$572,562	$532,606

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$8,480	$10,061
Accrued liabilities, including taxes	6,657	7,291
Debt	203,898	194,853
Lease liabilities	15,219	15,436
Deferred gain	1,087	1,810
Other liabilities	5,135	5,588
Total liabilities	240,476	235,039

Commitments and contingencies

Equity:
Stockholders’ equity:
Common stock	98	97
Capital in excess of par value of common stock	201,959	200,972
Retained earnings	21,008	28,601
Common stock held in treasury	(37,274)	(34,965)
Total stockholders’ equity	185,791	194,705
Noncontrolling interests in subsidiaries	146,295	102,862
Total equity	332,086	297,567
Total liabilities and equity	$572,562	$532,606

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Nine Months Ended
	September 30,
	2025	2024
Cash flow from operating activities:
Net loss	$(14,059)	$(495)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,842	4,168
Cost of real estate sold	5,790	19,115
Loss on interest rate cap agreements	23	—
Loss on extinguishment of debt	216	59
Stock-based compensation	970	1,314
Debt issuance cost amortization	1,065	1,028
Gain on sale of assets	(5,200)	(1,626)
Purchases and development of real estate properties	(20,543)	(22,925)
Write-off of capitalized project costs	2,869	721
Decrease in other assets	2,220	233
Decrease in accounts payable, accrued liabilities and other	(2,333)	(3,994)
Net cash used in operating activities	(24,140)	(2,402)

Cash flow from investing activities:
Capital expenditures	(8,075)	(22,962)
Proceeds from sale of assets, net of fees	12,979	8,586
MUD reimbursements	409	—
Payments on master lease obligations	(668)	(649)
Net cash provided by (used in) investing activities	4,645	(15,025)

Cash flow from financing activities:
Borrowings from credit facility	4,000	—
Payments on credit facility	(4,000)	—
Borrowings from project loans	64,084	27,672
Payments on project and term loans	(56,075)	(25,058)
Payment of dividends	(246)	(356)
Finance lease principal payments	(13)	(12)
Stock-based awards net payments	(336)	(376)
Noncontrolling interest distributions	(856)	—
Noncontrolling interest contributions	50,755	3,600
Purchases of treasury stock	(1,973)	—
Financing costs	(1,476)	(139)
Net cash provided by financing activities	53,864	5,331
Net increase (decrease) in cash, cash equivalents and restricted cash	34,369	(12,096)
Cash, cash equivalents and restricted cash at beginning of year	21,154	32,432
Cash, cash equivalents and restricted cash at end of period	$55,523	$20,336

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

Stratus is engaged primarily in the entitlement, development, management, leasing and sale of multi-family and single-family residential and commercial real estate properties in the Austin, Texas area and other select markets in Texas. Stratus generates revenues primarily from the sale of developed lots or homes and undeveloped land and the lease of developed retail, mixed-use and multi-family properties. Stratus has two operating segments, which are also its two reportable segments: Real Estate Operations and Leasing Operations. The Real Estate Operations segment includes properties under various stages of development: developed for sale, under development and available for development. In this segment, Stratus entitles, develops and sells properties. Properties that Stratus develops and then holds for investment become part of the Leasing Operations segment. Decisions about whether to continue to hold a property for investment or to sell it depend on various factors, including conditions in the real estate markets in which Stratus operates and the estimated fair value of the property, and are primarily driven by the objective of maximizing overall asset value.

The Real Estate Operations segment is comprised of Stratus’ real estate assets, which consists of its properties in Austin, Texas (including the Barton Creek Community, which includes Holden Hills Phases 1 and 2, Amarra multi-family and commercial land, Amarra Villas homes, an Amarra Drive lot and other vacant land; the Circle C community; the Lantana community, which includes a portion of Lantana Place planned for a multi-family phase known as The Saint Julia; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (land for future phases of retail and multi-family development and retail pad sites at Jones Crossing); and in Magnolia, Texas (potential development of approximately 11 acres planned for future multi-family use), Kingwood, Texas (a retail pad site) and New Caney, Texas (New Caney), each located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets held for investment that are leased or available for lease and includes The Saint George (which was completed in second-quarter 2025 and moved from the Real Estate Operations segment to the Leasing Operations segment), The Saint June, Kingwood Place, the retail portion of Lantana Place, the completed retail portion of Jones Crossing, and retail pad sites subject to ground leases at Lantana Place, Kingwood Place and Jones Crossing. The segment also included West Killeen Market prior to its sale in second-quarter 2025 and the retail portion of Magnolia Place prior to its sale in third-quarter 2024. Lantana Place – Retail is under contract to sell. Subject to satisfaction of closing conditions, the sale is expected to close in fourth-quarter 2025.

Stratus’ chief operating decision maker (CODM) is the chief executive officer. The CODM primarily uses segment profit (loss), which is operating income (loss) excluding general and administrative expenses, determined consistent with the measurement principles of U.S. GAAP, to measure the performance of Stratus’ reportable segments. The segment measure of profit (loss) provides a comprehensive view of the segments’ financial performance. The CODM makes decisions about the allocation of operating and capital resources to each segment based on assessment of the performance of the two segments and considering the capital needs for new and existing projects and the objectives of Stratus’ overall business strategy. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.

Summarized financial information by reportable segment for the three months ended September 30, 2025, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$45	$4,924	$4,969
Segment expenses:
Property taxes and insurance	(354)	(1,197)	(1,551)
Lease expense	(285)		(285)
Professional fees [b]	(3,191)		(3,191)
Maintenance and repairs		(530)	(530)
Allocated overhead costs	(337)		(337)
Property management fees and payroll		(330)	(330)
Utilities		(228)	(228)
Other segment items [c]	(374)	(298)	(672)
Depreciation and amortization	(48)	(2,024)	(2,072)
Segment (loss) profit	(4,544)	317	(4,227)
General and administrative expenses			(3,866)
Operating loss			(8,093)
Interest expense, net			(749)
Loss on interest rate cap agreements			(1)
Loss on extinguishment of debt			(33)
Other income (loss), net			548
Net loss before income taxes			$(8,328)
Capital expenditures and purchases and development of real estate properties	$6,146	$914	$7,060
a.Includes sales commissions and other revenues together with related expenses.
b.In third-quarter 2025, Stratus terminated a lease for a potential development project and recorded a charge of approximately $2.8 million representing previously capitalized architectural, engineering and consulting fees incurred in connection with planning and evaluating the potential project.
c.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.

Summarized financial information by reportable segment for the three months ended September 30, 2024, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$3,971	$4,920	$8,891
Segment expenses
Cost of real estate sold	(3,266)		(3,266)
Property taxes and insurance	(303)	(770)	(1,073)
Lease expense	(285)		(285)
Professional fees [b]	(1,074)		(1,074)
Maintenance and repairs		(522)	(522)
Allocated overhead costs	(239)		(239)
Property management fees and payroll		(259)	(259)
Utilities		(162)	(162)
Other segment items [c]	(177)	(251)	(428)
Depreciation and amortization	(48)	(1,317)	(1,365)
Gain on sale of assets [d]	—	1,626	1,626
Segment (loss) profit	(1,421)	3,265	1,844
General and administrative expenses			(3,363)
Operating loss			(1,519)
Other income (loss), net			163
Net loss before income taxes			$(1,356)
Capital expenditures and purchases and development of real estate properties	$6,608	$6,820	$13,428
a.Includes sales commissions and other revenues together with related expenses.
b.In third-quarter 2024, Stratus recorded a charge of $721 thousand to write off previously capitalized costs related to a change in development plans for one property.
c.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
d.Represents a pre-tax gain on the sale of Magnolia Place – Retail in third-quarter 2024 for $1.6 million.

Summarized financial information by reportable segment for the nine months ended September 30, 2025, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$6,868	$14,749	$21,617
Segment expenses:
Cost of real estate sold	(6,244)		(6,244)
Property taxes and insurance	(1,096)	(2,927)	(4,023)
Lease expense	(855)		(855)
Professional fees [b]	(4,360)		(4,360)
Maintenance and repairs		(1,536)	(1,536)
Allocated overhead costs	(1,883)		(1,883)
Property management fees and payroll		(904)	(904)
Utilities		(452)	(452)
Other segment items [c]	(1,868)	(823)	(2,691)
Depreciation and amortization	(144)	(4,698)	(4,842)
Gain on sale of assets [d]	—	5,200	5,200
Segment (loss) profit	(9,582)	8,609	(973)
General and administrative expenses			(11,474)
Operating loss			(12,447)
Interest expense, net			(1,026)
Loss on interest rate cap agreements			(23)
Loss on extinguishment of debt			(216)
Other (loss) income, net			(181)
Net loss before income taxes			$(13,893)
Capital expenditures and purchases and development of real estate properties	$20,543	$8,075	$28,618
MUD reimbursements applied to real estate under development [e]	$—	$409	$409
a.Includes sales commissions and other revenues together with related expenses.
b.In third-quarter 2025, Stratus terminated a lease for a potential development project and recorded a charge of approximately $2.8 million representing previously capitalized architectural, engineering and consulting fees incurred in connection with planning and evaluating the potential project.
c.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. In second-quarter 2025, Stratus recorded a $1.0 million charge to write off receivables, included in other assets on the consolidated balance sheet, from owners of properties previously sold by Stratus for a share of historical costs incurred to develop the land. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
d.Reflects an approximately $5.0 million pre-tax gain on the sale of the West Killeen Market retail project in second-quarter 2025 and a portion of a previously deferred gain of $0.2 million related to The Oaks at Lakeway in first-quarter 2025.
e.In second-quarter 2025, Stratus received $409 thousand of proceeds related to MUD reimbursements of infrastructure costs incurred for development of The Saint June. This was recorded as a reduction of real estate under development on the consolidated balance sheet.

Summarized financial information by reportable segment for the nine months ended September 30, 2024, follows (in thousands):

	Real Estate Operations [a]	Leasing Operations	Total
Revenue from unaffiliated customers	$29,723	$14,165	$43,888
Segment expenses
Cost of real estate sold	(20,388)		(20,388)
Property taxes and insurance	(925)	(2,268)	(3,193)
Lease expense	(855)		(855)
Professional fees [b]	(1,702)		(1,702)
Maintenance and repairs		(1,376)	(1,376)
Allocated overhead costs	(741)		(741)
Property management fees and payroll		(672)	(672)
Utilities		(343)	(343)
Other segment items [c]	(435)	(725)	(1,160)
Depreciation and amortization	(136)	(4,032)	(4,168)
Gain on sale of assets [d]	—	1,626	1,626
Segment profit	4,541	6,375	10,916
General and administrative expenses			(11,670)
Operating loss			(754)
Loss on extinguishment of debt			(59)
Other income (loss), net			522
Net loss before income taxes			$(291)
Capital expenditures and purchases and development of real estate properties	$22,925	$22,962	$45,887
a.Includes sales commissions and other revenues together with related expenses.
b.In third-quarter 2024, Stratus recorded a charge of $721 thousand to write off previously capitalized costs related to a change in development plans for one property.
c.For Real Estate Operations, primarily includes advertising, property owner association fees, maintenance and utilities. For Leasing Operations, primarily includes amortization of leasing costs, property owner association fees, professional fees and office and computer equipment.
d.Represents a pre-tax gain on the sale of Magnolia Place – Retail in third-quarter 2024 for $1.6 million.

Total assets by segment were as follows (in thousands):

	September 30,
	2025	2024
Real Estate Operations	$275,227	$349,701
Leasing Operations	245,441	154,257
Corporate and other [a]	51,894	19,222
Total assets	$572,562	$523,180
a.Corporate and other includes cash and cash equivalents and restricted cash of $54.0 million and $18.7 million at September 30, 2025 and 2024, respectively. The remaining cash and cash equivalents and restricted cash is reflected in the operating segments’ assets. Corporate and other also includes elimination of intersegment balances.
RECONCILIATION OF NON-GAAP MEASURE
EBITDA
EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use

EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net loss determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net loss to EBITDA follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net loss	$(8,007)	$(1,414)	$(14,059)	$(495)
Depreciation and amortization	2,072	1,365	4,842	4,168
Interest expense, net	749	—	1,026	—
(Benefit from) provision for income taxes	(321)	58	166	204
EBITDA	$(5,507)	$9	$(8,025)	$3,877